Exhibit 10.1
SEPARATION AGREEMENT
     This Separation Agreement (hereinafter the “Agreement”) is made and entered into this 14th day of October, 2005 between The TJX Companies, Inc. (hereinafter referred to collectively with its subsidiaries and affiliates as “TJX”), and Peter Maich (hereinafter the “Executive”).
     1. Termination of Employment. The Executive hereby (i) resigns from all officerships and directorships with TJX and its subsidiaries, effective immediately, and (ii) terminates his employment with TJX, effective November 29, 2005, after giving effect to unused vacation that the Executive will use beginning with the week of October 30, 2005. During the period from the date hereof through November 29, 2005 the Executive shall be entitled to (A) use such office space and secretarial support as TJX may specify, and (B) participate in the TJX employee benefit programs in which he currently participates, subject to the terms and conditions of such programs.
     2. Base Salary. On or before December 9, 2005, TJX will pay to the Executive any base salary (including vacation pay) owing but previously unpaid to the Executive for the period of his employment through and including November 29, 2005.
     3. Other Benefits. Subject to and conditioned upon his compliance with the terms of this Agreement, TJX shall provide to the Executive the following payments and benefits:
(a)	Salary Continuation. TJX shall pay to the Executive $760,000 payable as follows: (i) the sum of $380,000 on or within five (5) business days following June 1, 2006 (such payment date being herein referred to as the “Initial Payment Date”) and (ii) $63,333 per month over the six-month period commencing on the Initial Payment Date in accordance with TJX’s normal payroll practices for executive employees. Notwithstanding the foregoing, amounts payable to the Executive under this Section 3(a) shall be reduced by any earnings of the Executive from employment or self-employment during the period commencing upon termination of the Executive’s employment and ending on November 29, 2006. The Executive agrees to notify TJX immediately should he become employed or self-employed during such twelve-month period, including in such notice information concerning remuneration in respect of such employment or self-employment sufficient to enable TJX to administer the offset provisions of this Section 3(a), and to provide to TJX in writing such additional information, if any, regarding such remuneration as TJX may reasonably request.
(b)	MIP. At the same time as TJX pays other participants in its Management Incentive Plan (“MIP”) in respect of awards for FYE 2006, TJX shall pay to the Executive an amount equal to five-sixths (83.33%) of the MIP payment, if any, to which the Executive would have been entitled with respect to FYE 2006 had he remained in TJX’s employment until the payment date for such MIP awards, based on actual performance as certified by the Executive Compensation Committee (“ECC”) of TJX’s Board of Directors. The Executive shall not be entitled to any other payments under or in respect of MIP.

(c)	LRPIP. At the same times as TJX pays other participants in its Long-Range Performance Incentive Plan (“LRPIP”) in respect of the FYE 2004 to FYE 2006 cycle, the FYE 2005 to FYE 2007 cycle, and the FYE 2006 to FYE 2008 cycle, respectively, TJX shall pay to the Executive an amount equal to the following: (i) for the FYE 2004 to FYE 2006 cycle, 34/36ths (94.44%) of the LRPIP payment, if any, to which the Executive would have been entitled with respect to such cycle had he remained in employment until the payment date for such cycle, based on actual performance for such cycle as certified by the ECC; (ii) for the FYE 2005 to FYE 2007 cycle, 22/36ths (61.11%) of the LRPIP payment, if any, to which the Executive would have been entitled with respect to such cycle had he remained in employment until the payment date for such cycle, based on actual performance for such cycle as certified by the ECC; and (iii) for the FYE 2006 to FYE 2008 cycle, 10/36ths (27.78%) of the LRPIP payment, if any, to which the Executive would have been entitled with respect to such cycle had he remained in employment until the payment date for such cycle, based on actual performance for such cycle as certified by the ECC. The Executive shall not be entitled to any other payments under or in respect of LRPIP, including, without limitation, in respect to the two-year-cycle LRPIP award opportunity awarded by the ECC in September 2005.

(d)	Restricted Stock. All shares of restricted stock (including performance-based restricted stock) previously awarded to the Executive under TJX’s Stock Incentive Plan, except to the extent, if any, previously vested, shall be automatically forfeited upon termination of the Executive’s employment, notwithstanding any requirement of notice or other conditions to forfeiture set forth in the terms of the awards.

(e)	Stock Options. All stock options previously awarded to the Executive under TJX’s Stock Incentive Plan, except to the extent previously exercised, expired or forfeited, shall be treated as follows: (i) all such stock options that had not become exercisable prior to the termination of the Executive’s employment shall thereupon be immediately and automatically forfeited, and (ii) all such stock options that had become exercisable prior the termination of the Executive’s employment shall continue to be exercisable thereafter for such period or periods, if any, and subject to such terms, as are contained in the award documentation relating thereto and in the Stock Incentive Plan, and at the end of such exercise period(s) such stock options shall promptly expire.

(f)	SERP. The Executive has an accrued benefit under TJX’s Supplemental Executive Retirement Plan (“SERP”). TJX and the Executive agree that the benefit so accrued will be recalculated using the pay history assumptions set forth in Exhibit A hereto, which are based on an assumed continuation of base pay through December 31, 2005, and that the benefit as so recomputed (the “SERP Benefit”) will be paid in accordance with this Agreement. With the intent that the payment provisions set forth herein be determined consistent with the provisions of I.R.S. Notice 2005-1 and other transitional guidance under Section 409A of the Internal Revenue Code of 1986, as amended, (“Section 409A”), TJX and the Executive hereby agree that the actuarial equivalent of the SERP Benefit shall be paid (in lieu of the form or forms of payment that would otherwise be available under SERP) in the form of a single lump sum payment on the Initial Payment Date, such lump sum payment to be in full satisfaction of TJX’s liability under SERP. The amount of such lump sum payment shall be determined by applying to the SERP Benefit the mortality and interest (discount) assumptions set forth in Exhibit A.

(g)	General Deferred Compensation Plan; ESP. As of November 29, 2005 the Executive will have accrued and vested balances under each of the TJX’s General Deferred Compensation Plan (the “GDCP”) and its Executive Savings Plan (the “ESP”) (such balances being herein referred to as the “Accrued Deferral Balances”). TJX shall pay or cause to be paid to the Executive the Accrued Deferral Balances as follows: (i) so much of the Accrued Deferral Balances as were earned and vested prior to January 1, 2005 (determined consistent with Section 409A and the guidance thereunder) shall be paid in accordance with the terms of the GDCP and the ESP, as the case may be, and with the terms of any elections made by the Executive in accordance with the provisions of the applicable plan, and (ii) the remainder of the Accrued Deferral Balances shall be paid on the Initial Payment Date.

(h)	Qualified Plans. As of November 29, 2005 the Executive will have accrued and vested benefits under TJX’s Retirement Plan and its Savings/Profit Sharing Plan (the “Qualified Plans”). The Executive shall be entitled to payment of his benefits under the Qualified Plans in accordance with the terms thereof and applicable law.

(i)	Payment in Lieu of Car Allowance. TJX shall pay to the Executive following termination of his employment, in lieu of any auto allowance, (i) $17,375, which shall be paid on the Initial Payment Date, plus (ii) an additional $17,375 paid in substantially equal installments in accordance with TJX’s normal payroll practices for executive employees over the six-month period commencing on the Initial Payment Date.

(j)	Health Insurance, etc. The Executive, if he so elects in accordance with the rules of TJX’s health plan and consistent with the so-called “COBRA” benefits coverage continuation provisions of applicable law (the “COBRA coverage rules”), shall be entitled following the termination of his employment to continued participation in TJX’s health plan at his expense in accordance with and to the extent provided by the COBRA coverage rules.

(k)	Rights Limited. Except as expressly set forth in subsections (a) through (j) of this Section 3 or as may otherwise be required by applicable law, the Executive shall not be entitled to any other payment or benefits from TJX following the termination of his employment.

     4. Restricted Activities. The Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information (as defined in Section 6 below) and other legitimate business interests of TJX:
(a)	During the period starting with the date hereof and ending November 30, 2006 (the “Non-Competition Period”), the Executive will not, directly or indirectly, be a partner or investor in, or be engaged in any employment, consulting, or fees-for-services arrangement with, any business which is a competitor of TJX, nor shall the Executive undertake any planning to engage in any such business. A business shall be deemed a competitor of TJX if and only if (i) it shall then be so regarded by retailers generally, or (ii) it shall operate an off-price apparel, off-price footwear, off-price jewelry, off-price accessories, off-price home furnishings and/or off-price home fashions business, including any such business that is store-based, catalogue-based, or an on-line, “e-commerce” or other off-price internet-based business. The Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this Section 4(a) shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed to be restricted as to duration, geographical scope or otherwise, as the case may be, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

(b)	The Executive agrees that, during the Non-Competition Period, the Executive will not hire or retain, or attempt to hire or retain, any employee of TJX or any individual who was an employee of TJX during the six-month period preceding such hiring or retention or attempt to hire, assist in such hiring by any Person, encourage any such employee to terminate his or her relationship with TJX, or solicit or encourage any supplier, vendor, contractor or agent of TJX to terminate or diminish his, her or its relationship with TJX. As used in this Agreement, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than TJX.
     5. Notification Requirement. Until the conclusion of the Non-Competition Period, the Executive shall give notice to TJX of each new business activity he has agreed or plans to undertake, at least fifteen (15) days prior to commencing any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of the Executive’s business relationship(s) and position(s) with such Person. The Executive shall provide TJX with such other pertinent information concerning such business activity as TJX may reasonably request in order to determine the Executive’s continued compliance with his obligations under Sections 4 and 6 hereof.
     6. Confidential Information. The Executive agrees that, except as required by applicable law, rule, regulation or legal process, he will never, directly or indirectly, use or disclose any Confidential Information belonging to TJX. For purposes of this Agreement,

“Confidential Information” means any and all proprietary or confidential information of TJX contained in documents or writings (the term “documents or writings” for purposes of this Section 6 includes actual documents and writings as well as email and other electronically formulated or transmitted writing and data) that is not generally known by others with whom it competes or does business, including but not limited to documents and writings relating to (a) products and services, technical data, financial information, methods, processes, trade secrets, know-how, developments, inventions, and formulae of TJX, (b) the development, research, testing, marketing, financial activities and strategic plans of TJX, (c) the manner in which TJX operates, (d) TJX’s actual and projected financial performance, and (e) the substance of the relationships with the people and organizations with whom TJX has business relationships. Confidential Information also includes documents and writings that TJX has received from investors, business partners or others with any understanding, express or implied, that the information would not be publicly disclosed. Notwithstanding the foregoing, “Confidential Information” does not include any documents or writings (i) that are currently or become publicly available or a matter of public knowledge or domain through no wrongful act or omission by the Executive, or (ii) that are received by the Executive from a third party who is not known by the Executive to be bound by an obligation of confidentiality to TJX not to disclose that information. Upon execution of this Agreement, the Executive shall immediately return all writings and documents, including all copies, relating to TJX’s business, and shall execute a certificate certifying that he has returned all such items in his possession or under his control.
     7. Remedies. TJX and the Executive agree without reservation that the restraints set forth in Sections 4 and 6 hereof are necessary for the reasonable and proper protection of TJX; that each and every one of the restraints is reasonable with respect to subject matter, length of time, and geographic area; and that these restraints will not prevent the Executive from obtaining other suitable employment, if he wishes to do so, during the Non-Competition Period. The Executive further agrees that, were he to breach any of the covenants contained in Section 4 or Section 6, the damage to TJX would be irreparable. The Executive therefore agrees that TJX, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of those covenants. TJX shall also be entitled to recover all attorney’s fees and expenses reasonably incurred by TJX relating to any successful effort to enforce the terms of this Agreement. It is expressly agreed that TJX will not have to post bond in connection with any injunction it secures, and that the Executive will not take, and will not permit anyone else to take on his behalf, any position in a court or any other forum inconsistent with any of his covenants and agreements herein. In addition to the foregoing, TJX and the Executive agree that, in the event of any breach of the Executive’s covenants hereunder, the Executive shall immediately forfeit any and all rights or interests in the compensation, retirement benefits and other benefits described in Section 3 hereof, to the fullest extent permitted by law, and shall promptly pay over to TJX all amounts previously paid to him thereunder. TJX and the Executive further agree that, in the event that any provision of Section 4 or Section 6 of this Agreement is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area, or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Further, TJX and the Executive agree that the period of restriction described in Section 4 shall be tolled, and shall not run, during any period of time in which the Executive is in breach of the terms of Section 4 or Section 6 of this Agreement.
     8. The Executive’s Release of Claims. In consideration of the benefits to be provided the Executive hereunder, which benefits the Executive acknowledges are not otherwise due, the Executive hereby releases, waives and forever discharges TJX and all those persons, employees, directors, agents and entities (including benefit plans) affiliated with it from and against any and all claims, rights and causes of action now existing, both known and unknown, including but not limited to all claims for breach of contract or misrepresentation, wrongful discharge, breach of fiduciary duty, and claims of alleged violations of Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, Massachusetts G.L. c. 151B, Massachusetts G.L. c. 149, § 148, and any other local, state, or federal law, regulation or other requirement or any other claim relating to or arising out of the Executive’s employment with TJX and/or his ownership of TJX stock. The Executive hereby covenants that he will not institute any charge, complaint, or lawsuit to challenge the validity of this release or to otherwise assert claims against TJX that have been waived hereunder.
     9. Entire Agreement. This Agreement, together with all other plans, agreements and documents referred to herein and as modified hereby, constitute the entire agreement between TJX and the Executive, and supersede any other contracts or commitments with respect to the Executive’s employment with TJX, and/or the termination of his employment, except to the extent expressly provided for herein.
     10. Modification of Agreement. This Agreement may only be amended, modified or waived by a writing signed by parties duly authorized to do so.
     11. Successors and Assigns; Death Benefits. It is agreed and understood that this Agreement shall inure to the benefit of and be binding upon the parties’ successors and assigns. If the Executive dies prior to the payment of all remuneration specified in Section 3(a), the balance shall be paid to his estate. If the Executive dies prior to the payment of other benefits hereunder, the heirs or beneficiaries of the Executive or the executors, personal representatives or administrators of the Executive’s estate shall be entitled only to such death benefits and other rights and benefits, if any, as are provided under the terms of the applicable plan or program.
     12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given three days after having been mailed by first-class mail or registered or certified mail, or twelve hours after having been delivered or sent by facsimile, to (a) in the case of the Executive, to his address as shown in the records of TJX (or such other address as he may specify by notice given in accordance with this Section), and (b) in the case of TJX, to The TJX Companies, Inc., Attn: Chief Executive Officer, 770 Cochituate Road, Framingham, MA 01701.

     13. Miscellaneous.
(a)	All payments to the Executive and all benefits, entitlements and accruals of the Executive are conditioned upon the payment by the Executive of the employee’s portion of applicable required tax withholdings, including, without limitation, FICA (including Medicare) tax withholdings. TJX may reduce any payments to or for the benefit of the Executive by the amount of any such applicable tax withholdings.

(b)	The provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 4 and 6 hereof. The obligations of TJX under Section 3 of the Agreement or otherwise (including under MIP, LRPIP, the Incentive Plan or SERP) to make payments to or on behalf of the Executive are expressly conditioned upon the Executive’s continued full performance of all of his obligations under Sections 4 and 6 hereof.

(c)	The parties hereto acknowledge that certain provisions hereof could be required to be amended, following the issuance of additional guidance by the Internal Revenue Service with respect to Section 409A, to avoid the acceleration of tax and the possible imposition of additional tax under Section 409A with respect to certain payments and benefits under Section 3 of this Agreement. TJX agrees that it will not unreasonably withhold its consent to any such amendments which in its determination are (i) feasible and necessary to avoid adverse tax treatment under Section 409A for the Executive, and (ii) not adverse to the interests of TJX.

(d)	In order to be certain that this Agreement will resolve any and all concerns that the Executive might have, TJX requests that he carefully consider its terms, including the general release of claims set forth above. For a period of seven days following his execution of this Agreement, the Executive may revoke his acceptance hereof as to the release of claims under the Age Discrimination in Employment Act, and this Agreement shall not become effective or enforceable as to the release of such claims until after that seven-day revocation period has expired.

(e)	In signing this Agreement, the Executive acknowledges that he understands its provisions; that his agreement is knowing and voluntary; that he has been afforded a full and reasonable opportunity of at least 21 days to consider its terms and consult with or seek advice from an attorney of his choosing; and that he has been advised to seek counsel from an attorney.

(f)	The parties’ substantive and procedural rights with respect to this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without resort to choice of law or conflict of law principles.

(g)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and which together shall be deemed to be one and the same instrument.

ACCEPTED AND AGREED TO:	ACCEPTED AND AGREED TO:

/s/ Peter Maich	The TJX Companies, Inc.

Peter Maich
	By:	/s/ Bernard Cammarata

	Title:	Acting CEO

Exhibit A
SERP Factors
Date of Birth: 11-22-47
Date of Hire: 3-11-85
Pay History (Includes Assumed Pay Through Year-End Calendar 2005)

Calendar	Base	MIP	Total
2000	$612,083	$274,613	$886,696
2002	650,000	211,088	861,088
2003	705,416	256,422	961,838
2004	750,000	317,475	1,067,475
2005	760,000	330,637	1,080,637

	Final 5 yr. avg:		$973,547
			x 50%

			$486,773

Target Benefit at age 65:		$486,773
- Pension		49,000
- 401(k)-ER annuity.		11,603
- Social Security		23,268

SERP @ age 65:		$402,902
		x.6000 (ERF)

Annual SERP @ age 58:	$241,741 (payments delayed to 6-1-06)

Lump Sum Present Value on 6-1-06 @ 4.25%:	$3,592,294
Note: Target benefit is subject to offsets. All offsets shown are estimates; actual offsets will be determined at time of payment. Accordingly, both the SERP value at age 58 and the lump sum present value are estimates only. Once all inputs, including the discount rate, are finalized, the lump sum will be determined using the mortality assumptions used under the SERP (1983 Group Annuity Mortality Table (Unisex)) and, as a discount factor, the interest rate being credited to accounts in calendar 2006 under TJX’s General Deferred Compensation Plan.